SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ___________

                                  SCHEDULE 13G

                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2

                              (Amendment No.___)*



                     BALLY TOTAL FITNESS HOLDING CORPORATION
             -------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                    05873K108
                         ------------------------------
                                 (CUSIP Number)



                                  July 6, 2007
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)
         [X]  Rule 13d-1(c)
         [ ]  Rule 13d-1(d)

----------------------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 05873K108
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         ASPEN ADVISORS LLC

         13-4118717
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
NUMBER OF                    5    SOLE VOTING POWER
SHARES                            -0-
BENEFICIALLY                      ----------------------------------------------
OWNED BY                     6    SHARED VOTING POWER
EACH REPORT-                      524,450
ING PERSON                        ----------------------------------------------
WITH                         7    SOLE DISPOSITIVE POWER
                                   -0-
                                  ----------------------------------------------
                             8    SHARED DISPOSITIVE POWER
                                  524,450
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         524,450
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.27%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

         OO, IA
--------------------------------------------------------------------------------

CUSIP NO. 05873K108
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         SOPRIS CAPITAL ADVISORS, LLC

         20-3177754
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
NUMBER OF                    5    SOLE VOTING POWER
SHARES                            -0-
BENEFICIALLY                      ----------------------------------------------
OWNED BY                     6    SHARED VOTING POWER
EACH REPORT-                      2,473,100
ING PERSON                        ----------------------------------------------
WITH                         7    SOLE DISPOSITIVE POWER
                                  -0-
                                  ----------------------------------------------
                             8    SHARED DISPOSITIVE POWER
                                  2,473,100
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,473,100
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.99%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

         OO, IA
--------------------------------------------------------------------------------

CUSIP NO. 05873K108
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         SOPRIS PARTNERS SERIES A, of SOPRIS CAPITAL PARTNERS, L.P.

         37-1520276
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
NUMBER OF                    5    SOLE VOTING POWER
SHARES                            -0-
BENEFICIALLY                      ----------------------------------------------
OWNED BY                     6    SHARED VOTING POWER
EACH REPORT-                      1,773,150
ING PERSON                        ----------------------------------------------
WITH                         7    SOLE DISPOSITIVE POWER
                                  -0-
                                  ----------------------------------------------
                             8    SHARED DISPOSITIVE POWER
                                  1,773,150
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,773,150
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         4.30%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

CUSIP NO. 05873K108
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         SOPRIS CAPITAL, LLC

         20-3978493
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
NUMBER OF                    5    SOLE VOTING POWER
SHARES                            -0-
BENEFICIALLY                      ----------------------------------------------
OWNED BY                     6    SHARED VOTING POWER
EACH REPORT-                      1,773,150
ING PERSON                        ----------------------------------------------
WITH                         7    SOLE DISPOSITIVE POWER
                                  -0-
                                  ----------------------------------------------
                             8    SHARED DISPOSITIVE POWER
                                  1,773,150
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,773,150
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         4.30%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

CUSIP NO. 05873K108
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         OWL CREEK CAPITAL MANAGEMENT LLC

         55-0868727
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
NUMBER OF                    5    SOLE VOTING POWER
SHARES                            -0-
BENEFICIALLY                      ----------------------------------------------
OWNED BY                     6    SHARED VOTING POWER
EACH REPORT-                      14,400
ING PERSON                        ----------------------------------------------
WITH                         7    SOLE DISPOSITIVE POWER
                                  -0-
                                  ----------------------------------------------
                             8    SHARED DISPOSITIVE POWER
                                  14,400
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         14,400
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.03%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

         OO, IA
--------------------------------------------------------------------------------

CUSIP NO. 05873K108
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         NIKOS HECHT
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

         UNITED STATES
--------------------------------------------------------------------------------
NUMBER OF                    5    SOLE VOTING POWER
SHARES                            -0-
BENEFICIALLY                      ----------------------------------------------
OWNED BY                     6    SHARED VOTING POWER
EACH REPORT-                      3,011,950
ING PERSON                        ----------------------------------------------
WITH                         7    SOLE DISPOSITIVE POWER
                                   -0-
                                  ----------------------------------------------
                             8    SHARED DISPOSITIVE POWER
                                  3,011,950
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,011,950
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         7.30%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

Item 1.

         (a)      Name of Issuer:

                  Bally Total Fitness Holding Corporation

         (b)      Address of Issuer's Principal Executive Offices:

                  8700 West Bryn Mawr Avenue
                  Chicago, Illinois 60631

Item 2.

         (a)      Name of Persons Filing:

                  Aspen Advisors LLC ("Aspen Advisors")
                  Sopris Capital Advisors, LLC ("Sopris Advisors")
                  Sopris Partners Series A, of Sopris Capital Partners, L.P. ("Sopris Partners")
                  Sopris Capital, LLC ("Sopris Capital")
                  Owl Creek Capital Management LLC ("Owl Management")
                  Nikos Hecht
                  (collectively, the "Reporting Persons")

         (b)      Address of Principal Business Office or, if none, Residence:

                  The principal business office of Aspen Advisors is 152 West 57th Street, New York, NY, 10019. The principal business office of each of Sopris Advisors, Sopris Partners, Sopris Capital, Owl Management and Mr. Hecht is 314 S. Galena Street, Suite 300, Aspen, CO 81611.

         (c)      Citizenship:

                  Aspen Advisors, Sopris Advisors, Sopris Capital and Owl Management are Delaware limited liability companies. Sopris Partners is a Delaware limited partnership. Mr. Hecht is a citizen of the United States.

         (d)      Title of Class of Securities:

                  Common Stock

         (e)      CUSIP Number:

                  05873K108

Item 3.  If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
         (c), Check Whether the Person Filing is a:

         (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.
         (b)  [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.
         (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
         (d) [ ] Investment company registered under Section 8 of the Investment Company Act.
         (e)  [ ] An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);
         (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
         (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;
         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;
         (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned:

                      Owl Management:                                  14,400
                      Aspen Advisors:                                  524,450
                      Sopris Advisors:                                 2,473,100
                      Sopris Partners and Sopris Capital:              1,773,150
                      Mr. Hecht:                                       3,011,950

         (b)      Percent of class:

                      Owl Management:                                  0.03%
                      Aspen Advisors:                                  1.27%
                      Sopris Advisors:                                 5.99%
                      Sopris Partners and Sopris Capital:              4.30%
                      Mr. Hecht:                                       7.30%


         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote:

                              Owl Management:                          -0-
                              Aspen Advisors:                          -0-
                              Sopris Advisors:                         -0-
                              Sopris Partners and Sopris Capital:      -0-
                              Mr. Hecht:                               -0-

                  (ii)     Shared power to vote or to direct the vote:

                              Owl Management:                          14,400
                              Aspen Advisors:                          524,450
                              Sopris Advisors:                         2,473,100
                              Sopris Partners and Sopris Capital:      1,773,150
                              Mr. Hecht:                               3,011,950

                  (iii) Sole power to dispose or to direct the disposition of:

                              Owl Management:                          -0-
                              Aspen Advisors:                          -0-
                              Sopris Advisors:                         -0-
                              Sopris Partners and Sopris Capital:      -0-
                              Mr. Hecht:                               -0-

                  (iv) Shared power to dispose or to direct the disposition of:

                              Owl Management:                          14,400
                              Aspen Advisors:                          524,450
                              Sopris Advisors:                         2,473,100
                              Sopris Partners and Sopris Capital:      1,773,150
                              Mr. Hecht:                               3,011,950


         Of the shares reported as beneficially owned in this Schedule 13G, 1,773,150 shares are owned directly by Sopris Partners and 524,450 shares are owned by private clients of Aspen Advisors, 699,950 shares are owned by private clients of Sopris Advisors and 14,400 shares are owned by private clients of Owl Management. Sopris Capital is the general partner of Sopris Partners and, as such, may be deemed to share beneficial ownership of the Common Stock owned directly by Sopris Partners. Mr. Hecht is the managing member of each of Aspen Advisors and Sopris Advisors, the member of Owl Management and the sole member of the managing member of Sopris Capital. As the managing member of Aspen Advisors and Sopris Advisors, the member of Owl Management, the sole member of the managing member of Sopris Capital and the owner of a majority of the membership interests in each of Sopris Capital, Aspen Advisors, Sopris Advisors and Owl Management, Mr. Hecht may be deemed to be the controlling person of Sopris Capital, Aspen Advisors, Sopris Advisors and Owl Management, and through Sopris Capital, Sopris Partners. Each of Aspen Advisors, Sopris Advisors and Owl Management, as investment manager for their respective private clients, and with respect to Sopris Advisors, also as investment manager for Sopris Partners, has discretionary investment authority over the Common Stock held by their respective private clients and Sopris Partners, as applicable. Accordingly, Mr. Hecht may be deemed to be the beneficial owner of the Common Stock held by Sopris Partners and the private clients of Aspen Advisors, Sopris Advisors and Owl Management. Each of Sopris Partners and Sopris Capital disclaims any beneficial interest in the Common Stock owned by the accounts managed by Sopris Advisors, Aspen Advisors and Owl Management.

Item 5.  Ownership of Five Percent or Less of a Class.

                                 NOT APPLICABLE

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Each of Aspen Advisors, Sopris Advisors and Owl Management serves as an investment manager for private clients, none of which, individually hold more than 5% of the Common Stock of the Issuer.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

                                 NOT APPLICABLE

Item 8.  Identification and Classification of Members of the Group.

                                 NOT APPLICABLE

Item 9.  Notice of Dissolution of Group.

                                 NOT APPLICABLE

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Materials to be filed as Exhibits

Exhibit A   Joint Filing Agreement, dated as of July 13, 2007, by and among the
            Reporting Persons.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 13, 2007

                                       SOPRIS PARTNERS SERIES A, of SOPRIS
                                       CAPITAL PARTNERS, L.P.

                                       By: SOPRIS CAPITAL, LLC
                                           Its general partner

                                       By: /s/ NIKOS HECHT
                                           -------------------------------------
                                           Name:  Nikos Hecht
                                           Title: Sole Member of the Managing
                                                  Member


                                       SOPRIS CAPITAL, LLC

                                       By: /s/ NIKOS HECHT
                                           -------------------------------------
                                           Name:  Nikos Hecht
                                           Title: Sole Member of the Managing
                                                  Member


                                       ASPEN ADVISORS LLC

                                       By: /s/ NIKOS HECHT
                                           -------------------------------------
                                           Name:  Nikos Hecht
                                           Title: Managing Member


                                       SOPRIS CAPITAL ADVISORS, LLC

                                       By: /s/ NIKOS HECHT
                                           -------------------------------------
                                           Name:  Nikos Hecht
                                           Title: Managing Member


                                       OWL CREEK CAPITAL MANAGEMENT LLC

                                       By: /s/ NIKOS HECHT
                                           -------------------------------------
                                           Name:  Nikos Hecht
                                           Title: Member


                                       /s/ NIKOS HECHT
                                       -----------------------------------------
                                       Nikos Hecht

                                    EXHIBIT A

                             JOINT FILING AGREEMENT


         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is accurate.

Dated this 13th day of July, 2007.




                                       SOPRIS PARTNERS SERIES A, of SOPRIS
                                       CAPITAL PARTNERS, L.P.

                                       By: SOPRIS CAPITAL, LLC
                                           Its general partner

                                       By: /s/ NIKOS HECHT
                                           -------------------------------------
                                           Name:  Nikos Hecht
                                           Title: Sole Member of the Managing
                                                  Member


                                       SOPRIS CAPITAL, LLC

                                       By: /s/ NIKOS HECHT
                                           -------------------------------------
                                           Name:  Nikos Hecht
                                           Title: Sole Member of the Managing
                                                  Member


                                       ASPEN ADVISORS LLC

                                       By: /s/ NIKOS HECHT
                                           -------------------------------------
                                           Name:  Nikos Hecht
                                           Title: Managing Member

                                       SOPRIS CAPITAL ADVISORS, LLC

                                       By: /s/ NIKOS HECHT
                                           -------------------------------------
                                           Name:  Nikos Hecht
                                           Title: Managing Member


                                       OWL CREEK CAPITAL MANAGEMENT LLC

                                       By: /s/ NIKOS HECHT
                                           -------------------------------------
                                           Name:  Nikos Hecht
                                           Title: Member


                                       /s/ NIKOS HECHT
                                       -----------------------------------------
                                       Nikos Hecht